SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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OPENWAVE SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 18, 2003

To the stockholders of Openwave Systems Inc.:

This letter is a reminder of the Special Meeting of Stockholders of Openwave Systems Inc. to be held on Wednesday, October 1, 2003, at 9 a.m. PDT at our offices located at 1400 Seaport Boulevard, Redwood City, California 94063, for the purpose set forth in the notice of meeting accompanying the proxy statement we previously sent to you on September 5, 2003.

In addition, it has come to our attention that several numbers in the table on page 5 of the proxy statement inadvertently appeared on the wrong line and that a per share amount in the preceding paragraph was misstated. The table, as corrected, is set forth below, and you are urged to read the corrected table in conjunction with the text in the paragraphs immediately preceding and following the table on pages 4 and 5 of the proxy statement, as further revised below.

Ratio	Shares Outstanding As of July 29, 2003	Approximate number of Shares Outstanding After Reverse Split	Approximate number of Shares Available for future issuance After Reverse Stock Split	Product of Reverse Split Ratio and Market Price as of August 29, 2003

Three for one	181,307,108	60,435,703	939,564,297	$14.79

Four for one	181,307,108	45,326,777	954,673,223	$19.72

Five for one	181,307,108	36,261,422	963,738,578	$24.65

The sentence with the correct per share amount is as follows: “For example, based on the market price of the Company’s common stock on August 29, 2003 of $4.93 per share, if the Board of Directors decided to implement the reverse stock split and effected the amendment with the reverse stock split ratio of three-for-one, there can be no assurance that the post-split market price of the Company’s common stock would be $14.79 per share or greater.”

A duplicate proxy is enclosed for your convenience. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy as promptly as possible. If you have already submitted a proxy and have no changes to your vote, you need not take further action at this time. Your submission of a later dated proxy will revoke any prior proxy you may have submitted earlier.

Please feel free to contact our investor relations department at (650) 480-6763 or investor@openwave.com if you have any questions about the special meeting or this letter.